                                                                     EXHIBIT 5.1

     OPINION OF WILSON SONSINI GOODRICH & ROSATI, PROFESSIONAL CORPORATION

                                December 6, 1999

Microchip Technology Incorporated
2355 West Chandler Boulevard
Chandler, AZ 85224-6199

   Re: Registration Statement on Form S-3

Ladies and Gentlemen:

   We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about December 7, 1999 (as such may thereafter be amended or supplemented, the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 1,265,000 shares of your Common Stock, $.001 par value (the "Stock"). The Stock includes 1,265,000 shares to be issued by the Company including an over-allotment option granted to the Underwriters to purchase 165,000 shares. As your legal counsel, we have examined the proceedings being taken by you relating to the issuance and sale of the Stock.

   It is our opinion that the Stock, when issued and sold in the manner referred to in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally and validly issued, fully paid and nonassessable.

   We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

                                          Very truly yours,

                                          WILSON SONSINI GOODRICH & ROSATI
                                          Professional Corporation

                                          /s/ Wilson Sonsini Goodrich &
                                           Rosati, Professional Corporation